Exhibit 99.1

IXYS Announces Results for the Second Fiscal Quarter Ended September 30, 2012

MILPITAS, Calif.--(BUSINESS WIRE)--October 25, 2012--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor and IC company, today announced results for its second fiscal quarter ended September 30, 2012.

Net revenues in the quarter ended September 30, 2012 were $68.5 million, a decrease of $30.5 million, or 30.9%, as compared to net revenues of $99.0 million for the same period in the prior fiscal year.

For the six months ended September 30, 2012, IXYS reported net revenues of $149.3 million, a decrease of $51.5 million, or 25.6%, as compared with net revenues of $200.8 million for the same period in the prior fiscal year.

“Continued weakness in the industrial market has driven our revenues down. Our other traditional markets, which include the telecommunications and medical markets, have also shown weakness in demand. However, given our conservative approach to uncertainty, we braced IXYS for such conditions, refrained from any acquisition and concentrated on profitability, while continuing our focus on R&D and new products introductions,” commented Dr. Nathan Zommer, Chairman and CEO of IXYS. “It is important to note that we continue to retain our strong customer base in the industrial, alternative energy, medical, telecom and transportation markets through a pipeline of new products and design wins. As these markets rebound from the current slowdown, we are poised to return to our growth pattern with higher profitability.”

Cash and cash equivalents totaled $105.3 million at September 30, 2012, an increase of $6.1 million as compared to March 2012. The company had a profitable quarter, with record cash. During the quarter ended September 30, 2012, the company purchased about 221,000 shares of its common stock for about $2.1 million. IXYS can still purchase approximately 1.1 million shares under the current buyback programs.

“In addition to generating significant cash from operations, which resulted in another record quarter end cash balance, IXYS has been proactively monitoring its expenses, evidenced by the fact that our SG&A expenses, expressed in absolute dollars, have been the lowest in the last five quarters,” noted Uzi Sasson, President and CFO of IXYS.

Net income for the quarter ended September 30, 2012 was $2.4 million, or $0.07 per diluted share, as compared to a net income of $10.9 million, or $0.34 per diluted share, for the same quarter in the prior fiscal year. Net income for the six months ended September 30, 2012 was $8.4 million, or $0.26 per diluted share, as compared to a net income of $20.9 million, or $0.64 per diluted share, for the same period in the prior fiscal year.

Gross profit was $20.5 million, or 30.0% of net revenues, for the quarter ended September 30, 2012, as compared to gross profit of $31.5 million, or 31.8% of net revenues, for the same quarter in the prior fiscal year.

Gross profit for the six months ended September 30, 2012 was $47.7 million, or 31.9% of net revenues, as compared to a gross profit of $66.5 million, or 33.1% of net revenues, for the same period in the prior fiscal year.

“The credit constraints in Europe and the dramatic slowdown in Asia have adversely affected our performance,” stated Uzi Sasson, President and CFO of IXYS. “The feedback that we get from our suppliers and customers indicates that market volatility still prevails; therefore, we expect revenues for the December 2012 quarter to be relatively flat as compared to the revenues for the September 2012 quarter.”

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunications industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid-state relays, high voltage integrated circuits (HVIC) and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end-customer base of over 2,000 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to our customer base, new products, design wins, a rebound, a return to our growth pattern with higher profitability, feedback, market volatility and our expectations for revenues during the December 2012 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to adverse macroeconomic events in Europe, Asia or the United States, changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, adverse changes in customer demand and increasing product costs, among other things. Further information on other factors that could affect IXYS is detailed and included in reports IXYS filed with the Securities and Exchange Commission including its Form 10-Q for the quarter ended June 30, 2012. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	September 30,	March 31,
	2012	2012
ASSETS
Current assets:
Cash and cash equivalents	$105,251	$99,113
Accounts receivable, net	38,130	48,420
Other receivables	2,039	853
Inventories, net	89,583	86,240
Prepaid expenses and other current assets	4,530	6,081
Deferred income taxes	8,410	8,450
Total current assets	247,943	249,157
Plant and equipment, net	52,760	56,071
Other assets	16,178	13,053
Deferred income taxes	25,415	25,629

Total assets	$342,296	$343,910

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$2,535	$2,873
Current portion of notes payable to bank	961	1,696
Accounts payable	14,215	14,427
Accrued expenses and other current liabilities	17,637	22,023
Total current liabilities	35,348	41,019
Capitalized lease and other long term obligations, net of current portion	31,664	33,783
Pension liabilities	14,288	15,001
Total liabilities	81,300	89,803

Common stock	379	378
Additional paid-in capital	142,299	141,445
Retained earnings	118,479	110,194
Accumulated other comprehensive income	(161)	2,090
Stockholders' equity	260,996	254,107

Total liabilities and stockholders' equity	$342,296	$343,910

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net revenues	$68,461	$99,004	$149,318	$200,782
Cost of goods sold	47,943	67,526	101,611	134,269
Gross profit	20,518	31,478	47,707	66,513
Operating expenses:
Research, development and engineering	6,752	6,504	13,401	13,437
Selling, general and administrative	9,905	10,186	21,092	21,315
Amortization of intangibles	484	603	1,124	1,245
Total operating expenses	17,141	17,293	35,617	35,997
Operating income	3,377	14,185	12,090	30,516
Other income (expense), net	56	1,460	584	851
Income before income tax provision	3,433	15,645	12,674	31,367
Provision for income tax	1,076	4,698	4,310	10,444
Net income	$2,357	$10,947	$8,364	$20,923

Net income per share - basic	$0.08	$0.35	$0.27	$0.67

Weighted average shares used in per share calculation - basic	31,310	31,383	31,331	31,445

Net income per share - diluted	$0.07	$0.34	$0.26	$0.64

Weighted average shares used in per share calculation - diluted	31,975	32,545	32,192	32,669

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President & CFO